      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2002.

                                                         REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM SB-2


                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       Humitech International Group, Inc.
--------------------------------------------------------------------------------
                 (Name Of Small Business Issuer In Its Charter)

         Nevada                         5999                    752941243
--------------------------------------------------------------------------------
(State or Other Jurisdiction     (Primary Standard          (I.R.S. Employer
      of Incorporation        Industrial Classification     Identification No.)
      or Organization)              Code Number)

                         15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
                                 (972) 490-9393
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                         15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  Mr. C.J. Comu
                         15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
                                 (972) 490-9393
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:
                                 Weed & Co. LLP
                        4695 MacArthur Court, Suite 1430
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate Date of Commencement of Proposed Sale to the Public: as soon as possible after this registration statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

--------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

--------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

--------------------------------------------------------------

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
     Title Of Each                       Proposed     Proposed
        Class Of                         Maximum       Maximum
       Securities            Amount      Offering     Aggregate    Amount Of
         To Be               To Be        Price       Offering    Registration
       Registered          Registered    Per Unit       Price         Fee
------------------------- ------------ ------------ ------------ ---------------
     Common Stock,         5,000,000     $1.00(1)    $5,000,000     $655.00
    .001 par value

     Common Stock,         4,644,108      $.05(2)      $232,206      $30.42
    .001 par value

         Total             9,644,108                 $5,232,206     $685.42
------------------------- ------------ ------------ ------------ ---------------

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act.

(1) 5,000,000 shares of common stock will be offered to the public at a price of $1.00 per share. Since there is no established public market for the shares, the offering price of the shares has been determined by Humitech(TM).

(2) Humitech(TM) is registering 4,644,108 shares for sale by its selling shareholders. Since Humitech(TM) is not yet trading, we have used the book value of the shares at March 31, 2002 as the proposed maximum offering price per share in this calculation.

         The registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall then become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                      Humitech(TM) International Group, Inc.
                              A Nevada Corporation

This prospectus relates to 9,644,108 shares of common stock of Humitech(TM) International Group, Inc., ("Humitech") a Nevada corporation. Up to 5,000,000 shares of common stock of Humitech(TM) may be sold to the public at a price of $1.00 per share. Further, Humitech(TM) is registering 4,644,108 shares which may be resold from time to time by stockholders of the company. Humitech(TM) has been advised by the selling stockholders that they or their successors may sell all or a portion of the securities offered from time to time in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in these sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Humitech(TM) will not receive proceeds from the sales by the selling stockholders. Humitech(TM) will bear all expenses incurred in connection with the offering.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             Per Share           Total
                                             ---------           -----
Public offering price                        $1.00(1)            $5,000,000
Proceeds to Humitech                         $1.00               $5,000,000(2)

         (1) The price of the shares has been determined by Humitech(TM) and not as the result of arm's-length negotiations.
         (2) Before deducting expenses of the offering.

This is a self-underwritten offering. This offering will terminate nine months after the effective date of this registration statement, unless otherwise extended by the company. There are no minimum/maximum purchase requirements and there are no arrangements to place investors' funds in escrow, trust or similar arrangement. If less than the maximum amount is raised, investors will not be entitled to a refund of their investment. There is currently no market for Humitech(TM) common stock.

The registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The registrant and selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is May 15, 2002.

                                TABLE OF CONTENTS
                                -----------------

Prospectus Summary.................................................................... 5
     Risk Factors..................................................................... 7
Use of Proceeds.......................................................................11
Determination of Offering Price.......................................................12
Dilution..............................................................................13
Selling Security Holders..............................................................13
Plan of Distribution..................................................................19
Legal Proceedings.....................................................................20
Directors, Executive Officers, Promoters and Control Persons..........................20
Security Ownership of Certain Beneficial Owners and Management........................24
Description of Securities.............................................................26
Experts...............................................................................27
Disclosure of Commission Position on Indemnification for Securities Act Liabilities...27
Organization Within Last Five Years...................................................27
Description of Business...............................................................27
Management's Discussion and Analysis or Plan of Operation.............................34
Description of Property...............................................................38
Certain Relationships and Related Transactions........................................38
Market for Common Equity and Related Stockholder Matters..............................38
Executive Compensation................................................................39
Financial Statements..................................................................40
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure..41


Until _________, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

Humitech(TM) International Group, Inc.

Humitech(TM) International Group, Inc. ("Humitech") was incorporated in Nevada on January 5, 2000 under the name Airsopure International Group, Inc. The company resolved to change its name to Humitech(TM) International Group, Inc.
on August 1, 2001. Humitech(TM) provides humidity control systems to restaurants, stores, florists, medical facilities and any other businesses that use coolers to keep their products fresh. Humitech(TM) utilizes a natural mineral product called HUMISORB(TM) Sorbite that has no moving parts and uses no fuel or power, but can regulate humidity within a refrigerated environment.

When place in a refrigerated environment, HUMISORB(TM) Sorbite offers the following benefits:

    o It lowers the ambient temperature of enclosed refrigerated environments by decreasing the humidity within the refrigerated environments.
    o It increases the storage life of food by decreasing shrinkage in food generally found as a result of humidity within the refrigerated environment.
    o It reduces the transfer of odors by trapping airborne bacteria that can cause odors.
    o It reduces defrost cycles by reducing latent heat, which causes humidity.
    o It reduces the spread of bacteria in refrigerated storage areas by controlling humidity, which is friendly to bacteria.
    o It increases the life of compressors and motors associated with refrigeration by removing the latent heat in the form of humidity.
    o It decreases energy use by reducing excess humidity, which reduces the compressor running time.

Humitech(TM)'s products will be distributed through:

    o    its own franchise distribution network,
    o    commercial dealers,
    o    the Internet,
    o    direct sales organizations, and
    o    corporate national accounts.

         As of December 31, 2001, Humitech(TM) had generated revenues in the amount of $104,491 and had incurred a net loss of $197,767.

         Humitech(TM)'s common stock is currently not trading on any market.

         Humitech(TM)'s executive office is located at 15851 Dallas Parkway, Suite 410, Addison, TX 75001, where its telephone number is (972) 490-9393.

THE OFFERING

Common Stock Offered by Selling Stockholders.... 4,644,108 shares

Common Stock Offered by Humitech(TM)             5,000,000 shares at $5,000,000
            Price per Share..................... $1.00

Common Stock Currently Outstanding.............. 35,419,494 shares

                                                 Investment in the shares
Risk Factors.................................... involves a high degree of risk.


                         SELECTED FINANCIAL INFORMATION

         The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing in this Prospectus.

                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Fiscal Year    Three Months
                                                       Ended      Ended March 31
                                                    December 31     (unaudited)
                                                        2001           2002
                                                    ------------  --------------
              Revenue .........................     $   104,491   $     458,190
              Net income (loss) ...............     $  (197,767)  $      37,565
              Net income (loss) per share .....     $      (.03)  $         .01
              Number of shares outstanding ....       8,207,595       8,420,595


                     SUMMARY OF CONSOLIDATED BALANCE SHEETS

                                                 At December     At March 31,
                                                  31, 2001      2002 (unaudited)
                                                -------------   ----------------
              Current assets ...............    $    199,891    $       344,469
              Current liabilities ..........    $    127,964    $       190,261
              Working capital ..............    $     71,927    $       154,208
              Total assets .................    $    199,891    $       344,469
              Total liabilities ............    $    127,964    $       190,261
              Accumulated deficit ..........    $   (197,767)   $      (160,202)
              Stockholders' equity .........    $    282,805    $       413,070

                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OFFERED IN THIS REGISTRATION STATEMENT INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS CONCERNING THE BUSINESS OF HUMITECH(TM) AND THE OFFERING, AND SHOULD CONSULT INDEPENDENT ADVISORS AS TO THE TECHNICAL, TAX, BUSINESS AND LEGAL CONSIDERATIONS REGARDING AN INVESTMENT IN THE SHARES.

HUMITECH(TM) HAS A LIMITED OPERATING HISTORY, HAS NOT GENERATED SIGNIFICANT REVENUES AND MAY NOT BE ABLE TO SUCCESSFULLY INTRODUCE ITS PRODUCT TO THE HUMIDITY CONTROL INDUSTRY.

         Humitech(TM) is in the early stages of developing its humidity control product and has engaged only in very limited operations, none of which have generated significant revenues. Further, the humidity control industry is still somewhat new to most businesses and people and Humitech(TM) is subject to all the risks inherent in an immature business enterprise, including the absence of an extensive operating history upon which to base a future forecast. Risks to Humitech(TM)'s operations include, but are not limited to:

    o    inability to manage growth and expanding operations;
    o    inability to predict interest in the humidity control industry;
    o    inability to increase brand awareness;
    o    inability to attract, retain and motivate qualified personnel; and
    o    inability to maintain current and developing strategic relationships.

         Humitech(TM) recorded a net loss of $197,767 and a net income of $37,565, respectively, for the year ended December 31, 2001 and for the quarterly period ended March 31, 2002. Humitech(TM)'s loss is attributable to start-up costs, research and development costs, and other administrative costs. Humitech(TM) may continue to experience losses during the next several years, especially if the company engages in substantial research and development. Humitech(TM) has identified two products, the Series HT-100 and Series HT-200, to incorporate the HUMISORB(TM) Sorbite. Future sales of these products may not be profitable. Further, Humitech(TM) may be unable to identify and market additional products, either on its own behalf or through joint ventures or other collaborative arrangements.

HUMITECH(TM)'S BUSINESS MODEL HAS BEEN DEVELOPED AS A RESULT OF MANAGEMENT'S EXPERIENCE, JUDGMENT AND ASSUMPTIONS; FAILURE BY HUMITECH(TM)'S MANAGEMENT TO ACCURATELY PREDICT MARKET ACCEPTANCE AND PROFITABILITY FOR THE HUMITECH(TM) PRODUCT COULD NEGATIVELY AFFECT HUMITECH(TM)'S OPERATIONS.

         Humitech(TM)'s plans for financing and implementing its planned business operations are based solely on the experience, judgment, and assumptions of management. The primary assumption made by management with respect to the potential for market acceptance and profitability for the Humitech(TM) product is that the indoor humidity control industry will expand significantly as demand for humidity control products increases and health conscious end users determine its benefits. However, if management is incorrect in its assumptions, the financial results Humitech(TM) experiences could be significantly adversely affected; and shareholders could lose all or part of their respective investments in Humitech(TM).

         Only one member of management has been previously involved in the development of a business similar to Humitech(TM). Accordingly, there is no basis, other than the judgment of, and assumptions made specifically by Humitech(TM)'s management ON which to estimate the volume of sales and the amount of revenues that Humitech(TM)'s planned operations may generate, or regarding other aspects of the planned operations of Humitech(TM).

         HUMITECH(TM)'S PRIMARY SOURCE OF REVENUE AND BUSINESS WILL COME FROM THE SALE OF THE SERIES HT-100 AND SERIES HT-200 PANELS, WHICH MAY NOT SUPPORT HUMITECH(TM)'S GROWTH AND THEREFORE, ITS CONTINUED OPERATION.

         Humitech(TM) will derive its business and revenues from the sale of its Series HT-100 and Series HT-200 panels, whiCh utilize the HUMISORB(TM) Sorbite mineral. To achieve market acceptance and penetration, Humitech(TM) must continually enhance and improve its products and services, as well as increase its marketing and sales efforts to effectively compete and increase customers' awareness of its products and services. Failure of Humitech(TM) to achieve market success with its paneLs could limit or suspend Humitech(TM)'s business, financial condition, and results of operations. Humitech(TM)'s expanded marketing and sales efforts and increased expenditures may not result in successful commercialization and increased market penetration of Humitech(TM)'s products.

ADDITIONAL FINANCING MAY BE REQUIRED TO IMPLEMENT HUMITECH(TM)'S OPERATING PLANS, WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

         Assuming that all shares from this offering are sold, the company believes that the net proceeds of this offering and internally generated funds may be adequate to satisfy Humitech(TM)'s working capital needs for the next twelve months. However, Humitech(TM) may not be able to sell all the shares offered and additional financing may be required to implement Humitech(TM)'s operating plans. If Humitech(TM) is able to raise additional funds by issuing equity securities, holders of its common stock may experience dilution of their ownership interest and holders of these securities may have rights senior to those of the holders of Humitech(TM) common stock. If additional financing is not available when required or is not availabLe on acceptable terms, Humitech(TM) may be unable to fund its expansion, develop or enhance its services or respond to competitive pressures.

HUMITECH(TM) IS DEPENDENT UPON KEY PERSONNEL, PARTICULARLY THOSE INDIVIDUALS WHO HAVE DEVELOPED HUMITECH(TM)'S BUSINESS PLAN, AND LOSS OF THESE INDIVIDUALS COULD SEVERELY CURTAIL THE COMPANY'S ABILITY TO IMPLEMENT ITS BUSINESS PLAN.

         Humitech(TM) is substantially dependent upon its present management, including its Chief Executive Officer, C.J. Comu, Chief Financial Officer, Michael Davis, and Executive Vice President and Director of Franchising, Michael Ryan for the execution of its business strategy. The loss of the services of these individuals could have a material adverse effect on the development and marketing of the company's product. Although Humitech(TM) has entered into employment agreements with key employees, it only maintains a key-man life insurance for Mr. Comu, its Chief Executive Officer. Humitech(TM) may hire independent consultants as needed to market the company's products; however, Humitech(TM) may not be able to attract and retain qualified individuals to implement its business plan.

HUMITECH(TM)'S BUSINESS PLAN IS DEPENDENT ON STRATEGIC ALLIANCES WITH VARIOUS SUPPLIERS AND DISTRIBUTORS; FAILURE TO ESTABLISH OR MAINTAIN THESE ALLIANCES MAY INCREASE HUMITECH(TM)'S CAPITAL REQUIREMENTS.

         Humitech(TM)'s strategy for the manufacture, marketing and commercialization of the HUMISORB(TM) Sorbite product includes entering into various collaborations with suppliers and distributors. Humitech(TM) has entered into a distributorship agreement which grants it the right to purchase humidity control panels at prices and terms as published periodically by the distributor. The company may not be able to negotiate strategic alliances with other parties on acceptable terms, if it does, these collaborative arrangements may not be successful. To the extent Humitech(TM) cannot establish these arrangementS, or maintain its existing relationships on favorable terms, if at all, it could experience increased capital requirements as a result of it undertaking these activities at its own risk and expense. In addition, Humitech(TM) may encounter significant delays in introducing products or product applications currently under development into the marketplace or find that the development, manufacture or sale of its proposed products are adversely affected by the absence of these collaborative agreements.

         Further, Humitech(TM)'s success may depend upon:

    o the skills, experience and efforts of Humitech(TM)'s collaborative partners,
    o    employees who are responsible for the collaborative project,
    o    the partners' commitment to the collaborative arrangement, and
    o    the financial condition of these partners,

all of which are beyond the control of Humitech(TM). If one or more of Humitech(TM)'s collaborative partners defaulted on their obligations under their collaborative arrangements, it could be forced to engage in litigation to enforce those obligations, which could be time consuming and costly, or seek to enter into agreements with other parties upon similar terms, which may not be available.

HUMITECH(TM) MAY BE UNABLE TO OBTAIN TO ACHIEVE OR MAINTAIN EFFECTIVE REGISTRATION FOR ITS INTENDED FRANCHISE DISTRIBUTORSHIP PROGRAM IN SELECTED STATES, WHICH WOULD CURTAIL ITS GOAL OF PROMOTING NAME RECOGNITION AND INCREASING REVENUE.

         Humitech(TM) is presently offering franchise distributorships for its product and intends to apply for registration in a total of 48 states. Humitech(TM) will allow franchise distributors to operate under its trade name, which management believes will promote name recognition and Humitech(TM)'s business. However, Humitech(TM) may be unable to obtain or maintain effective registration for its intended franchise distributorship program in those states or in any other states. Further, in the event that one of Humitech(TM)'s distributors engages in an activity that results in negative publicity concerning itS operations, this negative publicity could also affect Humitech(TM) and its ability to sell additional independently owned franchise distributorships.

HUMITECH(TM) MAY BE SUBJECT TO POTENTIAL LIABILITY AS A RESULT OF THE USE OF PRODUCTS INCORPORATING THE HUMISORB(TM) SORBITE MINERAL.

         The testing, marketing and sale of the humidity control products and other products which may utilize the HUMISORB(TM) Sorbite mineral may involve risks. The use of any of Humitech(TM)'s potential products in clinical or other tests OR the use of the mineral in products, may expose Humitech(TM) to potential liability. Liability may result from claims made directly from consumers or by regulatory agencies, companies or others selling Humitech(TM)'s products. Humitech(TM) currently has no clinical trial or product liability insurance coverage. The cost of defending itself against potential claims may be substantial.

THE SUCCESS OF HUMITECH(TM)'S PRODUCTS IS DEPENDANT ON ITS ABILITY TO PROTECT ITS PROPRIETARY RIGHTS, INABILITY TO PROTECT THESE RIGHTS COULD LEAD TO DELAY OR SUSPENSION IN PRODUCTION OF ITS PANELS AND COSTLY LITIGATION.

         Humitech(TM) currently has the exclusive distribution rights for the HUMISORB(TM) Sorbite mineral, used in Humitech(TM)'s panels. Humitech(TM)'s strategy is to protect its distribution rights and other proprietary rights through:

    o    patents,
    o    copyrights,
    o    trademarks,
    o    nondisclosure agreements,
    o    license agreements, and
    o    other forms of protection.

         Humitech(TM)'s inability to protect these rights could lead to delay or suspension in production of its panels and costly litigation. Humitech(TM) currently has trademark registration pending on the HUMISORB(TM) name and plans to file trademark registrations on the Humitech, FoodSoFresh, and Humitech Franchise Corporation names, which may not result in the issuances of valid trademarks. Further, any pending or future patent application of Humitech(TM) or its licensors may not result in issuance of a patent, and the scope of protection of any patent of Humitech(TM) or its licensors may be held invalid if subsequently challenged. In addition, the laws of foreign countries may not protect Humitech(TM)'s intellectual property rights to the same extent as the laws of the United States.

HUMITECH(TM) FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER HUMAN AND FINANCIAL RESOURCES, EXPERIENCE, AND TECHNICAL STAFF, WHICH COULD REDUCE OR ELIMINATE HUMITECH(TM)'S ABILITY TO COMPETE IN A DESIGNATED MARKET.

         There are many companies, substantially all with significantly greater resources, including financial resources, experience and technical staff than Humitech(TM). Companies like as Katch All and Gonzo Fridge produce products that are similar to Humitech(TM)'s, have greater resources and a longer operating history. Further other companies have or may successfully develop products which meet some of the needs intended to be met by Humitech(TM)'s proposed products. An inferior competitive position could have a material adverse affect on the productivity, marketability and profitability of Humitech(TM).

HUMITECH(TM)'S GROWTH MAY REQUIRE SUBSTANTIAL EXPENDITURES, WHICH HUMITECH(TM) MAY NOT BE ABLE TO FUND.

         For the fiscal year ended December 31, 2001, Humitech(TM) recorded revenues in the amount of $104,491 and costs and expenses in the amount of $302,258. For the quarterly period ended March 31, 2002, Humitech(TM) recorded revenues in the amount of $458,190 and costs and expenses in the amount of $420,625. Failure to increase revenues and decrease costs could lead to substantial operating losses for Humitech(TM) and a failure to achieve growth. Humitech(TM)'s success and ongoing financial viability is contingent upon the success of its new business model and the generation of related cash flows. Humitech(TM)'s failure to meet these contingencies may cause it to delay or suspend its operations.

THERE IS NO PUBLIC MARKET FOR HUMITECH(TM)'S COMMON STOCK, AND IF A PUBLIC MARKET DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO FIND LIQUIDITY FOR YOUR COMMON STOCK.

         There is no established public market for Humitech(TM) common stock and Humitech(TM) cannot predict when, if ever, a public market for Humitech(TM) common stock will develop. Accordingly, shareholders of Humitech(TM) may be unable to finD liquidity for their common stock.

THE CONCURRENT OFFERING OF SHARES BY HUMITECH(TM)'S SELLING SECURITY HOLDERS WITH THE OFFERING OF SHARES TO BE SOLD BY THE COMPANY MAY MAKE IT MORE DIFFICULT FOR HUMITECH(TM) TO SELL ITS SHARES.

         Humitech(TM) is selling its shares as well as shares owned by its selling security holders. To the extent that selling security holder and Humitech(TM)'s shares are being offered for sale concurrently, each sale of shares held by its selling security holders may reduce the pool of investors willing to buy its shares and demand for Humitech(TM)'s shares. As a result, Humitech(TM)'s ability to raise capital may be hampered.


FORWARD-LOOKING STATEMENTS

         Except for historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in these forward looking statements. These risks and uncertainties include, without limitation, Humitech(TM)'s dependence on the timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of Humitech(TM) to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in product development.

USE OF PROCEEDS

         The following sets forth the estimated application of proceeds from the sale of shares offered, assuming that all shares offered are sold. Humitech(TM) may change its use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur. Humitech(TM) may, when and if the opportunity arises, acquire other businesses involved in these activities or having product lines that are compatible with Humitech(TM)'s business. Humitech(TM) may also acquire real estate for its manufacturing needs or offices if it deems it appropriate.

Proceeds from Offering                                    $5,000,000

Use of Proceeds


Investment Banking/Broker Dealer Fees                     $   500,000      10%
Legal, Accounting Filing & Registration                   $   200,000       4%
Inventory of Humitech(TM) HT 100 panels                   $   750,000      15%
Inventory of Humitech(TM) HT 200 panels                   $   750,000      15%
National Infomercial Production & Media                   $   500,000      10%
National Advertising &  Print Media Campaign              $   500,000      10%
E-Commerce Software & Infrastructure                      $   100,000       2%
International Market Expansion                            $   250,000       5%
Research, Development & Product Testing                   $   200,000       4%
Printing, Artwork & Design                                $   250,000       5%
Franchise Development Registration Filing                 $   250,000       5%
Manufacturing Facilities & Materials                      $   250,000       5%
Salary & Wages                                            $   240,000       5%
Office Lease                                              $    42,000       1%
General and Administrative Expenses                       $   218,000       4%

TOTAL                                                     $ 5,000,000     100%


         The timing and actual use of the proceeds may vary depending upon Humitech(TM)'s rate of growth and other factors. The allocations listed above are, for the most part, estimates and approximations only. If all of the shares are subscribed, Humitech(TM) believes that the net proceeds from this offering and internally generated funds may be adequate to satisfy Humitech(TM)'s working capital needs for the next twelve months. However, Humitech(TM) may not be able to sell all of the shares in this offering, if any, and may be forced to reduce its allocation for use of proceeds. If an adjustment is required, Humitech(TM) will adjust the amounts pro rata accordingly to the percentage allocated.

         Further, Humitech(TM) may require additional financing in the future to expand its business. Humitech(TM) is not able at this time to predict the amount or potential source of additional funds, if they are necessary, and has no current commitments to obtain these funds. Additional financing on acceptable terms may not be available to Humitech(TM) when needed, if at all.

DETERMINATION OF OFFERING PRICE

         The offering price of the shares has been determined by Humitech(TM) and not as the result of arm's-length negotiations. There is no established public market for the shares.

DILUTION

         Humitech(TM)'s existing officers, directors, promoters, and affiliated persons obtained their 3,874,739 shares for consideration of $38,747.39 or $.01 per share. As a comparison, investors in this offering will pay $1.00 per share. Therefore, investors will suffer an immediate dilution of $.99 per share. The net tangible book value per share before this distribution is $.11. After this distribution, net tangible book value will be $.51 per share. As such, there will be a $.40 per share increase in net tangible book value per share attributable to the cash payments made by purchasers of the shares being offered. The purchasers will absorb an immediate dilution of $.49 per share in net tangible book value from the public offering price. The following table illustrates this per share dilution.

         Offering price to new investors..............................  $1.00
         Average price paid by existing officers, directors,
            promoters, and affiliated persons.........................  $ .01
         Net tangible book value before the offering..................  $ .11
         Increase in tangible book attributable to this offering......  $ .40
         Pro forma net tangible book value after the offering.........  $ .51
         Dilution of net tangible book value to new investors.........  $ .49

SELLING SECURITY HOLDERS

The following table provides information with respect to the selling shareholders' beneficial ownership of Humitech(TM)'s common stock as of May 10, 2002, and as adjusted to give effect to the sale of all of the shares offered. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. The selling shareholders possess sole voting and investment power with respect to the securities shown.

---------------------------------------------- -------------------- ------------------- ----------------- ----------------
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
C. J. COMU                                         2,277,231            1,648,008           629,223                2%
CHIEF EXECUTIVE OFFICER
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
COMU FAMILY TRUST                                  1,000,000            1,000,000                 0                0
C.J. COMU TTE
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------


                                       13

---------------------------------------------- -------------------- ------------------- ----------------- ----------------
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
MICHAEL DAVIS                                         25,000               25,000                 0                0
CHIEF FINANCIAL OFFICER
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
MRD CORPORATION*                                     241,666              241,666                 0                0
9730 BURLESONE DRIVE
DALLAS, TX 75243
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
MICHAEL RYAN                                         253,342               83,334           170,008               <1%
EXECUTIVE VICE PRESIDENT
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PAUL STEWART                                          25,000               25,000                 0                0
DIRECTOR
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PIERRE KOSHAKJI                                       27,500               25,000             2,500              <1%
Director
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JON KELLEY                                            25,000               25,000                 0                0
DIRECTOR
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                       14

---------------------------------------------- -------------------- ------------------- ----------------- ----------------
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DAVID WELCH                                          500,000              500,000                 0                0
VICE PRESIDENT OF OPERATIONS
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TIM ALPERS                                            20,000               20,000                 0                0
2129 eAST HEIGHTS LANE
ROCHESTER, MN 55906
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
CHASTITY BALLARD                                       6,000                6,000                 0                0
4336 MISSISSIPPI ST
SAN DIEGO, CA 92104
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
FRASER BOLWELL                                        20,000               20,000                 0                0
6323 CHRISTOPHER CREEK ROAD E
JACKSONVILLE, FL  32217
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
CLEMENT CHING                                          5,000                5,000                 0                0
73-4515 OLD MAUKA GOV RD
KAILUA-KONA, HI  96740
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DEBRA CHING                                            5,000                5,000                 0                0
P.O. BOX 1388
KAILUA-KONA, HI  96740
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DOUG CHING                                           140,000              140,000                 0                0
78-6534 MAMALAHOA HWY
HONUALOA, HI  96725
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
BOBBY COLLINS                                          4,000                4,000                 0                0
1319 BLACK OAK DRIVE
CARROLLTON, TX 75007
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RALPH COLTON                                          30,000               30,000                 0                0
101 TANGLEWOOD
LANSDALE, PA  19446
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JEFF CONGER                                           10,000               10,000                 0                0
1811 GRAND AVE
SAN DIEGO, CA 92109
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
KEVIN COX                                              5,000                5,000                 0                0
413 TAHOE PL.
ALBEQUERQUE, NM 87107
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DENNIS ERICKSON                                       25,000               25,000                 0                0
100 W. VIA OLIVERA APT 1
PALM SPRINGS, CA 92262
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                       15

---------------------------------------------- -------------------- ------------------- ----------------- ----------------
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JOSEPH FABIAN                                          5,000                5,000                 0                0
740 MARY LANE
LEWISTON, NY  14092
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
EARL FEUCHT                                           10,000               10,000                 0                0
317 WHEATLY AVENUE
PRINCEVILLE, IL  61559
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
VALERIE FIDRICH                                       20,000               20,000                 0                0
34668 WAGON WHEEL TRAIL
ELIZABETH, CO 80107
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TOM FISCHER                                           20,000               20,000                 0                0
1090 JONES RD
WAPATO, WA 98951
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
CONNIE SISCO HAMBORSKY                                 5,000                5,000                 0                0
3520 BELLAIRE
HOUSTON, TX 77025
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JAMES HERRING                                         15,000               15,000                 0                0
11216 PEYTON DR
GULFPORT, MS 39503
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
BRAD HICKEY                                            2,000                2,000                 0                0
3313 RALEIGH
FORT WORTH, TX 76123
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RON / VICTORIA HUFFMAN                                 2,000                2,000                 0                0
210 SANTA FE TRAIL 3034
IRVING, TX 75063
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DAVID HUTCHINS                                        10,000               10,000                 0                0
2008 AUSTIN
AMARILLO, TX 79109
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JAMES JONES                                          100,000              100,000                 0                0
368 HUNTERS LANE
BLATRS, VA  24527
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ROBERT KEITH                                          20,000               20,000                 0                0
THE ROBERT D KEITH & BARBARA KEITH TRV TR
2712 CHADWICK DR
PLANO, TX 75075
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DAVID LESLIE AND LEORA J/T                            20,000               20,000                 0                0
6 BRITTANY LN
ODESSA, TX 79761
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
CLAY LOWRY                                            20,000               20,000                 0                0
H CLAY LOWRY & GAIL M LOWRY REV LIV TR
36 W. ILLIANA STREET
ORLANDO, FL  32806
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                       16

---------------------------------------------- -------------------- ------------------- ----------------- ----------------
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
LEONARD MARTZ                                          6,000                6,000                 0                0
6823 W 112TH ST
WORTA, IL 60482
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
SCOTT McCLESKEY                                       20,000               20,000                 0                0
500 SHILOT ROAD
SULPHER SPRINGS, TX  75482
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DENNIS MCQUIRE                                         5,000                5,000                 0                0
10360 MELODY DR
NORTHGLENN, CO 80260
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
KEITH McQUIRE                                          4,000                4,000                 0                0
6304 MERRIT WAY CT
ARLINGTON, TX 76018
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
LARRY MORROW                                          20,000               20,000                 0                0
2817 74th PLACE
LUBBOCK, TX 79423
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
FRANCES P. MORROW                                     20,000               20,000                 0                0
2817 74TH PLACE
LUBBOCK, TX 79423
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JOSEPH MYERS                                          10,000               10,000                 0                0
5206 W. 96TH STREET
OVERLAND PARK, KS  66207
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DORR E. NEWTON                                         5,000                5,000                 0                0
115 E. TRAVIS STE 1545
SAN ANTONIO, TX 78205
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PERRY NICHOLS                                          5,000                5,000                 0                0
1403 NANCY LANE
LIBERTY, MO 64068
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TOM NOLTA                                             45,000               45,000                 0                0
6971 WILDWOOD
MUNSING, MI 49862
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
LEO PAPPAS                                            20,000               20,000                 0                0
127 PIN OAK CROSSING
ELGIN, TX  78621
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ALAN PERLMAN                                         200,000              200,000                 0                0
256 S. ROBERTSON ROAD
BEVERLY HILLS, CA 90211
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
FRANK CRAIG PIERSON                                    5,000                5,000                 0                0
12308 E. BROADWAY
SPOKANE, WA 99216
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JANET POOL                                             2,000                2,000                 0                0
3850 DUNHAVEN RD
DALLAS, TX 75220
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                       17

---------------------------------------------- -------------------- ------------------- ----------------- ----------------
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PAM ROGERS                                            10,000               10,000                 0                0
6 BRITTANY LANE
ODESSA, TX 79761
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
MARK SALTZMAN                                         20,000               20,000                 0                0
1813 CLARENCE STREET
DALLAS, TX  75215
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PAUL SAUERBIER                                        10,000               10,000                 0                0
3811 OAK LAWN AVE
DALLAS, TX 75219
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RYAN SILVA                                            20,000               20,000                 0                0
1811 GRAND AVE
SAN DIEGO, CA 92109
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JANET STEPHENS                                        10,600               10,600                 0                0
601 FM 1856
SWEETWATER, TX 79556
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TOBY & KARIN STEPHENS                                 10,500               10,500                 0                0
5319 72CND ST
LUBBOCK, TX 79424
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
GLENN STINCHCOMB                                      10,000               10,000                 0                0
12900 PRESTON RD STE 550
DALLAS, TX 75230
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JOHN SULLIVAN                                          4,000                4,000                 0                0
6315 MERRITT WAY CT
ARLINGTON, TX 76018
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ARVID WALLER                                           5,000                5,000                 0                0
6237 BEDFORD AVE
FLINT, MI 48507
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
STEVEN WEISMAN                                         5,000                5,000                 0                0
15245 SHADY GROVE RD
ROCKVILLE, MD 20850
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RICHARD WELLS                                         10,000               10,000                 0                0
211 SE MORGAN
SHELTON, WA  98584
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ROBERT WATSON                                         10,000               10,000                 0                0
16387 BLANCO ST
SAN LEANDRO, CA 94578
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RON ZITANI                                            60,000               60,000                 0                0
RONALD J. ZITANI & MARION A. ZITANI J/T
25 LAKEVIEW AVENUE
NEW CANAAN, CT 06840
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

* MRD Corporation is controlled by Michael Davis, Humitech(TM)'s Chief Financial Officer.

PLAN OF DISTRIBUTION

         4,644,108 SHARES SOLD BY SELLING STOCKHOLDERS

         Humitech(TM) is registering 4,644,108 shares of common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of Humitech(TM) in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. Humitech(TM) will not receive any of the proceeds from the sales by the selling stockholders.

         The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions, which may involve block transactions,

    o    in the over-the-counter market, or
    o in transactions otherwise than on exchanges or services, including transactions pursuant to Rule 144 or another exemption from registration.

         In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker/dealers who in turn may sell the securities.

         At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the selling stockholders. The foregoing may affect the marketability of the securities.

5,000,000 SHARES TO BE SOLD BY HUMITECH

         Humitech(TM) is offering 5,000,000 shares at the purchase price of $1.00 per share on a delayed or continuous offering basis pursuant to Rule 415 of the Securities Act of 1933 Rules. This is a self underwritten offering.

         Humitech(TM) reserves the right to use selling agents with the appropriate modification to the registration statement, as necessary. If Humitech(TM) makes arrangements to use selling agents after effectiveness of this registration statement, then Humitech(TM) will need to file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and use of proceeds, revising the disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Further, prior to any involvement of any broker-dealer in the offering, a broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

LEGAL PROCEEDINGS

              None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

         The following table sets forth information concerning the directors, executive officers and significant employees of Humitech(TM):


NAME                              AGE      POSITION
----                              ---      --------
C.J. Comu                         41       Chairman, Chief Executive Officer and
                                           Director

Michael R. Davis, MBA, CPA        38       Chief Financial Officer and Director

Michael G. Ryan                   44       Executive Vice President, Director of
                                           Franchising

Candice Dozier                    48       Vice President of Investor/Media
                                           Relations

Alison Murray                     43       Vice President Marketing


Fredrick Ellis                    36       Vice-President of Information Tech &
                                           E-Commerce

Don Michael                       41       National Sales Manager

Keith Lawrence                    59       National Training Manager

Pierre Koshakji                   42       Director

Paul Stewart                      49       Director

Jonathan Kelly                    45       Director

EXECUTIVE OFFICER AND DIRECTORS

C.J. COMU, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR, OCTOBER 2001 TO
PRESENT
Mr. Comu began his career in the stock and commodities industry as a specialist in precious metals and currencies. In 1980, he founded MBA Corporate Group, a financial application software company that developed a mathematical computerized trading software program called the "Wall Street Analyst." In 1984, Mr. Comu was President of Credit America Holdings Group, a privately held and managed investment banking and consulting firm which financed and turned around several start up and operating companies during his term. In 1990, Mr. Comu became President of Transworld Leasing Corporation specializing in equipment financing for the health care and transportation industry, working with lenders which included GE Capital and Bank One, and vendors which included Computer Associates and Boeing International- nationwide. In 1994, Mr. Comu founded and became Chairman and Chief Executive Officer of Airtech International Group, Inc., which became a publicly traded company in 1998 (Nasdaq/OTCBB: AIRG). Airtech is a manufacturer and marketer of indoor air quality technology that incorporates leading edge purification to destroy particles and volatile organic compounds through a multi step sterilization process. In 2001, the Board of

Directors of Airtech agreed to spin off Humitech, which was a wholly owned subsidiary of Airtech, and Mr. Comu accepted the responsibilities as its Chairman and CEO.

MICHAEL R. DAVIS, CHIEF FINANCIAL OFFICER AND DIRECTOR; JANUARY 2002 TO PRESENT From 1997 to 2001, Mr. Davis was a senior associate at McKinsey & Company, a Dallas, Texas, strategic planning and consulting firm providing financial, business, crisis management and legal consulting solutions. From 1994 to 1997, Mr. Davis was employed as the Chief Financial Officer for Innovax Concepts Corporation, a software development firm located in Irving, Texas. From 1990 to 1994, Mr. Davis served as the Director of Financial Planning and Mergers and Acquisitions for Affiliated Computer Systems (NYSE:ACS), a electronic data processing firm. Mr. Davis has an MBA from Southern Methodist University, a Bachelors of Science degree in Finance & Economics from University of Texas-Austin and a CPA designation from Illinois. Mr. Davis also attended graduate studies at the London School of Economics.

SIGNIFICANT EMPLOYEES

MICHAEL G. RYAN, EXECUTIVE VICE PRESIDENT, DIRECTOR OF FRANCHISING, OCTOBER 2001 TO PRESENT
Mr. Ryan has been involved in the marketing, franchising and distribution of products associated with the humidity control business since 1995. Prior to this, Mr. Ryan was Sales Director with Franchises That Sell, a New Jersey company specializing in franchise consulting and marketing since 1987. Mr. Ryan has bought and sold a number of business opportunities from Dental Surgical Products to Golf Putting Greens and is experienced in understanding the process of sales, distribution and operations of start up business venture. During his involvement in the Humidity Control business he successfully obtained new clients including Hyatt Hotels, Marriott, Pappa Johns Pizza and Outback Steak Houses.

CANDICE DOZIER, VICE PRESIDENT OF MEDIA & INVESTOR RELATIONS, OCTOBER 2001 TO PRESENT
Ms. Dozier is a Registered Representative that has spent the last 17 years in the financial services arena, working with both the institutional and retail investment community. Some of her clients include: Coca Cola Bottling, Coca Cola Foods, Blue Cross Blue Shield and E-Systems. Ms. Dozier has conducted many educational seminars on retirement planning, portfolio management, and IRA protection. From June 2001 to October 2001, Ms. Dozier served as an account executive for MRI of Lewisville. From February 1984 to February 2001, Ms. Dozier worked in three different divisions of Northstar Securities in positions ranging from broker to Director of Startegic Alliance and Insurance Specialist. In 1981, Ms. Dozier joined the Corporate Management team of the Zoecon Marketing division of Sandoz, Inc., an international pharmaceutical corp., and spent three years working with the U.S. markets developing and implementing national marketing campaigns. She spent 5 years as an executive recruiter in the Financial and IT fields before joining Sandoz.

ALLISON MURRAY, VICE PRESIDENT, MARKETING, APRIL 2002 TO PRESENT
Ms. Murray began her career in 1981 with Zale Corporation, the world's largest retail jewelry store chain located in Irving, Texas. During her 17-year tenure with Zale Corporation, she held various marketing and communications roles from Coordinator to Director. In 1998, she made a career change to the financial industry where she became the Marketing Director for Carreker Corporation located in Dallas, Texas. There she focused on all aspects of marketing and communications including the re-branding of the company, advertising, special events, tradeshows, public relations, charitable giving programs, and corporate communications. She currently sits on the BAI Tradeshow Advisory Council. She holds a Bachelor of Arts degree from Eastern Illinois University in Charleston, Illinois.

FREDRICK ELLIS, VICE-PRESIDENT OF INFORMATION TECHNOLOGY & E-COMMERCE, OCTOBER 2001 TO PRESENT
From July 1999 to July 2001, Mr. Ellis was the former Network Administrator, Systems Administrator and Web Designer for publicly traded Netcommerce Inc., (OTCBB:NEET) a full service internet hosting, web based development company specializing in B2B infrastructure and data management. Prior to his career in the technology industry, from March 1991 to July 1997, Mr. Ellis worked with the Department of National Defense as an Officer in the intelligence and communications division. Mr. Ellis served three six month tours of duty in the United Nations Protection Force.

DON MICHAEL, NATIONAL SALES MANAGER, OCTOBER 2001 TO PRESENT
Mr. Michael has over 30 years experience in senior management marketing and sales. From September 2000 to June 2001, Mr. Michael was a sales representative for Verizon in Irving, Texas. From February 1998 to September 2000, Mr. Michael was a loan consultant for Customer First Mortgage. From December 1996 to February 1998, Mr. Michael served as a loan consultant for Savings of America. Prior to that, Mr. Michael was a licensed real estate broker with Coldwell Bankers, a mortgage broker with Washington Mutual and the national sales manager and trainer for Zig Ziglar Corporation. Mr. Michael earned a Bachelor in Business Administration in Marketing from the University of North Texas.

KEITH LAWRENCE, NATIONAL TRAINER, JANUARY 2002 TO PRESENT
Mr. Lawrence has over 30 years experience in senior management marketing and sales. From 1998 to 2002, Mr. Lawrence was a sales representative for Humitech(TM) of Florida. Prior to that Mr. Lawrence was a Produce Broker for Sutton Trading, servicing restaurants, country clubs, etc.

DIRECTORS

PIERRE KOSHAKJI, DIRECTOR, JANUARY 2002 TO PRESENT
Mr. Koshakji has served as a Director since January 2002. Currently, Mr. Koshakji is Chief Operating Officer of Monee Group. Prior to forming Monee, Mr. Koshakji was President of Edge Technologies Inc., (OTCBB:EDGE) from September 2000 to January 2001. From February 1998 to December 1999, Mr. Koshakji served as President of Odyssey Pictures Corporation (OTCBB: OPIX), a media company. Mr. Koshakji served as the President of Entertainment Education Enterprise Corporation, an international investment group with interests in entertainment and technology holdings, from December 1995 to February 1998.

PAUL STEWART, DIRECTOR, APRIL 2002 TO PRESENT
Mr. Stewart has been President of PSA, a Dallas based corporate franchise consulting firm, for over 30 years. Mr. Stewart has been a consultant for over twenty years to the US Small Business Administration (SBA), as an A.C.E. (Active Corps of Executives) Counselor, under the S.C.O.R.E. (Service Corps of Retired Executives) program, specializing in franchising, entrepreneurship, and marketing. During that time Mr. Stewart conducted over 300 seminars and workshops. Mr. Stewart is also involved in international franchising. He has attended the International Salon of Franchising in Paris, France, as a consultant to European franchisors desiring to franchise in the United States and Canada. Mr. Stewart has been an instructor for market research at Richland College, Dallas, Texas and is a guest lecturer on advertising, marketing and franchising at six colleges and universities in the Southwest and in Mexico.

JONATHAN KELLEY, DIRECTOR, APRIL 2002 TO PRESENT
Mr. Kelley joined the Board or Directors of Humitech(TM) in April of 2002. Mr. Kelley has served in management and development in the Quality Service Restaurant industry for the past 25 years. He is currently the Vice President of operations for Baibrook Partnership, LLC, a highly recognized McDonald's restaurant operator with 44 restaurants in the greater Dallas area.

The members of the Board of Directors receive no compensation for services rendered as members of the board.

There are no family relationships between any of Humitech(TM)'s directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 10, 2002, information regarding shares of common stock owned by (a) each person known by management to beneficially own

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

more than 5% of the outstanding common stock, (b) each of Humitech(TM)'s directors, and (c) all executive officers and directors of Humitech(TM) as a group:

Name and Address of                     Amount and Nature of        Percent of
Beneficial Owner                        Beneficial Shares Owned(1)  Ownership(2)

C.J Comu                                3,277,231(3)                       9%
Chairman and CEO
Humitech(TM) International Group, Inc.
15851 Dallas Parkway, Suite 410
Addison, TX 75001

Michael Davis                             266,666(4)                      <1%
Chief Financial Officer
Humitech(TM) International Group, Inc.
15851 Dallas Parkway, Suite 410
Addison, TX 75001

Jonathan Kelley                            25,000                         <1%
Humitech(TM) International Group, Inc.
Director
15851 Dallas Parkway, Suite 410
Addison, TX 75001

Pierre Koshakji                            27,500                         <1%
Humitech(TM) International Group, Inc.
Director
15851 Dallas Parkway, Suite 410
Addison, TX 75001

Paul Stewart                               25,000                         <1%
Humitech(TM) International Group, Inc.
Director
15851 Dallas Parkway, Suite 410
Addison, TX 75001

All Officers and Directors              3,621,397                         10%
as a group

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

(1) Unless otherwise indicated, each person has sole voting and investment power over their shares.
(2) Out of 35,419,494 shares of common stock outstanding at May 10, 2002.
(3) 1,000,000 shares are held by the Comu Family Trust
(4) 41,666 shares are held by MRD Corporation, a company Mr. Davis controls.

DESCRIPTION OF SECURITIES

         The following summary is a general description of Humitech(TM)'s Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation and Bylaws, including the definitions included in these documents.

COMMON STOCK

The authorized capital stock of Humitech(TM) is 100,000,000 shares of common stock, $.001 par value per share. As of May 10, 2002, 35,419,494 shares were currently issued and outstanding. As a holder of common stock you will be entitled to one (1) vote per share on each matter to be voted on by the shareholders of Humitech(TM).

Subject to any superior rights of any outstanding class of preferred stock of the company, the holders of common stock:

    o have equal rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the company;
    o are entitled to share ratably in all of the assets of the company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the company;
    o do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable to these shares; and
    o are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of shareholders.

         Holders of common stock of Humitech(TM) do not have cumulative voting rights, which means that the holders of a majority of these outstanding shares, voting for the election of directors, can elect all of the directors to be elected by the holders of the common stock if they so choose and in this event, the holders of the remaining shares will not be able to elect any of Humitech(TM)'s directors. There are no preemptive rights.

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

PREFERRED STOCK

Humitech(TM)'s Articles of Incorporation authorize the Board of Directors to issue 20,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in the future in one or more classes or series, each class or series of which shall have the voting rights, designations, preferences and relative rights as fixed by resolution of Humitech(TM)'s Board of Directors, without the consent or approval of its shareholders. The preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have extraordinary or limited voting rights.

TRANSFER AGENT

         Signature Stock Transfer, located at 14675 Midway Road, Suite 221, Addison, Texas 75001, will act as the transfer agent for Humitech(TM).

EXPERTS

         Turner, Stone & Company, L.L.P. of Dallas, Texas have audited Humitech(TM)'s consolidated financials for the year ended December 31, 2001.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ORGANIZATION WITHIN LAST FIVE YEARS

Not applicable.

DESCRIPTION OF BUSINESS

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

COMPANY OVERVIEW AND BACKGROUND

Humitech(TM) International Group, Inc. was incorporated in the State of Nevada on January 5, 2000, as Airsopure International Group Inc., a wholly owned subsidiary of Airtech International Group, Inc. ("AIRG"), a publicly traded company. On October 31, 2001, AIRG distributed to its stockholders by means of a tax-free spin-off one share of Airsopure International Group Inc.'s common stock for every ten shares of AIRG owned by the stockholders. The shares distributed represented 100% of AIRG's ownership interest in Airsopure International Group Inc. The company resolved to change its name to Humitech(TM) International, Inc. on August 1, 2001.

Prior to October 1, 2001, Humitech(TM) was inactive. Humitech(TM) is now engaged in the manufacture and sale of humidity control products through an exclusive distributorship throughout the United States and Canada. These products are sold as panels to be used within refrigerated environments to regulate humidity. Humitech(TM) currently has trademark registration pending on the HUMISORB(TM) name and is planning to filed a trademark registration application on the FoodSoFresh(TM) name.

Humitech(TM)'s wholly-owned subsidiary, Health Tech, Inc., a Nevada corporation, has been inactive since inception. However, as funding and opportunities become available, if at all, Humitech(TM) is interested in marketing a health and beauty product line through Health Tech, Inc. Further, in early 2002, Humitech(TM) incorporated FoodSoFresh(TM), Inc. and Humitech Franchise Corporation(TM) in the state of Nevada to operate as wholly-owned subsidiaries of the company. FoodSoFresh(TM) will be used to market the products and fund raising programs of Humitech(TM), and Humitech Franchise Corporation(TM) will market the franchise concept offered by Humitech(TM). These subsidiaries have not yet commenced operations.

BUSINESS OF HUMITECH

The main component of the Humitech(TM) humidity control system is the mineral inside of the panel, called HUMISORB(TM) Sorbite, which is an unrefined mineral that controls humidity. The source of the HUMISORB(TM) Sorbite is a mine discovered in 1978 by two miners. Since then the product has been sold world-wide through a multitude of private dealer distributors until October 2001, when Humitech(TM) obtained the mineral and distribution rights from a private company that controls the lease from the United States Government. Within this leased area, the occurrence of the HUMISORB(TM) Sorbite is present in economically viable amounts. When it is extracted from the earth, HUMISORB(TM) Sorbite is reduced to granular form and packaged in dust-tight air-flow containers. HUMISORB(TM) Sorbite consists of silica, aluminum oxide, calcium oxide, and other minerals. This substance has the unique ability to absorb 40% moisture by weight and desorbs the same quantity. This substance is known to exist only within the area leased by Humitech(TM).

When used in a refrigerated environment, HUMISORB(TM) Sorbite will regulate humidity at optimal levels for better preservation of food. HUMISORB(TM) Sorbite is non-toxic and not restricted in usage to defined temperature ranges. HUMISORB(TM) Sorbite offers the following benefits:

    o It lowers the ambient temperature of enclosed refrigerated environments by decreasing the humidity within the refrigerated environments.
    o It increases the storage life of food by decreasing shrinkage in food generally found as a result of humidity within the refrigerated

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

         environment. Refrigerated environments that contain deficient amounts of humidity will cause perishable foods to dry out, creating weight loss.
    o It reduces the transfer of odors by trapping airborne bacteria that can cause odors.
    o Humidity contains latent heat. Once this excess humidity is removed, defrost cycles can be reduced.
    o It reduces the spread of bacteria in refrigerated storage areas. Though the use of HUMISORB(TM) Sorbite, the refrigerated environment will contain less humidity. Walls, floors and surfaces of these containers become drier. This results in an environment less friendly to bacteria.
    o It increases the life of compressors and motors associated with refrigeration by removing the latent heat in the form of humidity. Accordingly, compressors do not have to operate as long, and therefore, reduce the wear and tear associated with longer cooling cycles.
    o It decreases energy use by reducing excess humidity, which reduces the compressor running time.

HUMISORB(TM) Sorbite is the only known natural mineral that has the ability to absorb and desorb moisture. When applied to a refrigerated environment, laboratory tests sponsored by Humitech(TM) have shown HUMISORB(TM) Sorbite is able to absorb up to 48% of its own weight in moisture. HUMISORB(TM) Sorbite's unique mineralogy allows absorption during periods of high humidity and de-absorption during periods of low humidity. These attributes allow HUMISORB(TM) Sorbite to constantly regulate humidity allowing for an optimal level of humidity for the storage and preservation of foods and perishables. When introduced into a refrigerated environment, HUMISORB(TM) Sorbite takes only approximately 48 hours for the system to begin functioning properly.

Humitech(TM) currently markets a refrigeration mounted HUMISORB(TM) unit for both commercial and residential usage. Humitech(TM) has already shipped products throughout the world and has made installations in some of the most recognized establishments within the United States including:

    o    Marriott Hotel - Boca Raton, Florida
    o    Hilton Hotel - Sunrise, Florida
    o    Hyatt Seasons - Pompano Beach, Florida
    o    Smith & Wollenstky - South Beach, Florida
    o    PF Changs - North Miami Beach
    o    TGI Fridays - Pennsylvania
    o    Carrabas - Texas
    o    Outback Steakhouse - Dallas, Texas
    o    Legal Seafood - Sawgrass and Boca Raton, Florida
    o    Healthsouth - Sunrise, Florida
    o    Spago - Los Angeles, California
    o    Four Seasons Hotel - San Diego, California

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

    o    Scottdale Culinary Academy
    o    Wolfgang Puck's
    o    The Bellagio, Las Vegas, Nevada
    o    Harrah's, Las Vegas, Nevada

COMMERCIAL USE OF THE HUMIDITY CONTROL SYSTEMS

Humitech(TM) provides humidity control systems to restaurants, stores, florists, medical facilities, and any other businesses that use coolers to keep their products fresh. Humidity control can save businesses money by:

    o    helping to control energy costs,
    o    increasing quality, and
    o    extending the shelf life of their fresh products.

Without humidity control, most refrigeration units operate above 90% relative humidity. This causes excess energy consumption and ice buildup on the cooling fins. As the refrigeration unit tries to compensate for the lack of heat transfer due to the ice buildup, the compressor works harder and the defrosting cycles tend to become longer, raising electrical power usage. The net effect reduces the efficiency of the refrigeration unit, and causes wider fluctuations in the operating temperature range, and this, in return, adversely affects the food being stored.

Too low of a level of humidity is also detrimental. When the relative humidity drops below 80%, moisture is drawn out of meats and vegetables, which decreases their weight and shortens their shelf life. This is prevented by regulatory characteristics of the HUMISORB(TM) Humidity Control System.

Uncontrolled humidity is present in any type of cooler, in any geographic location. Outside conditions like heat and ambient humidity are not necessarily direct indicators of the humidity conditions inside the cooler. Both new and old coolers are affected equally.

Significantly, and unlike all other known water-absorbing compounds, HUMISORB(TM) Sorbite will also desorb the same quantity, thus, keeping humidity constant. A chemical composition analysis performed on the compound by Rockwell Science Center, a scientific testing facility located in California, concluded that although the product is most likely composed of common compounds, its properties would be extremely difficult to duplicate without extensive research to separate and identify the individual compounds that make up the mixture. The same experts conclude that this exact composition, heat and pressure seldom repeat themselves.

HUMITECH(TM)'S PRODUCTS

SERIES HT-100: The Series HT-100 panel is a portable unit designed for the small refrigeration application that is designed to absorb/desorb gases and reduce temperature and reduce growth of bacteria.

SERIES HT-200: The Series HT-200 panel is a large commercial unit designed for the refrigeration application that is designed to absorb/desorb gases and reduce temperature.

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

         The HT-200 system is rented on a monthly basis. There are no material up-front costs.

DISTRIBUTION METHODS

Humitech(TM) is focused on the development and sale of humidity control products utilizing the HUMISORB(TM) Sorbite mineral in A refrigerated environment. Humitech(TM) is targeting several distribution channels for direct exposure of its products and teaching consumers about the costs and solutions for indoor air contamination. Management is using a carefully mapped multi-channel approach to market its product line. For example, the following channels are being utilized:

1. FRANCHISING - The Humitech(TM) humidity control system will be marketed through a franchise distributorship program where the members purchase the panels and market them to business owners on a monthly rental basis. This makes it readily affordable for the end user and provides a long-term residual income to the member. Presently, Humitech(TM) has signed up over twenty-five markets which include:

    o    Houston, Texas,
    o    San Antonio, Texas,
    o    Austin, Texas,
    o    Las Vegas, Nevada,
    o    San Diego, California,
    o    Orlando, Florida,
    o    Chicago, Illinois,
    o    Nashau, New Hampshire,
    o    Philadelphia, Pennsylvania,
    o    New Jersey

         and is currently reviewing in excess of 100 applications from members desiring to market the Humitech(TM) humidity control system.

2. INTERNATIONAL LICENSES - Humitech(TM) is negotiating licensing the distribution rights to its name and technology in the countries around the world. Humitech, now that it has a full product line to offer, intends to more aggressively pursue international distribution relationships. All sales will be made in U.S. dollars, FOB Dallas. Distribution rights in foreign countries sell for a minimum of $100,000.

3. MANUFACTURER'S REPRESENTATIVES - Humitech(TM) estimates that there are approximately 260,000 HVAC Contractors in the U.S. alone. This unconsolidated group of professionals may account for a significant amount of the current sales of humidity control and cleaning units. Humitech(TM) will make its products available to them, including the Series HT-200. Humitech(TM) believes that the role of the contractor is well suited to offer a humidity control product.

4. INTERNET - Humitech(TM) has created a Strategic Marketing/ Sales Automation System for its home and commercial markets, which includes the web's first traffic generating software designed to support its member's own marketing and advertising campaigns. This package includes

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

         software which turns any website into a dynamic, self-replicating website.

5. RETAIL DISTRIBUTION - Humitech(TM) has developed several strategies, which it believes suitable for retail distribution. Most notable are the HT-100 panels, which have a low price point and appeal to the broad market of consumers.

6. HOME SHOPPING/ INFOMERCIAL - Management of Humitech(TM) intends to distribute the Series HT-100 via a homeshopping medium like QVC or the Home Shopping Network.

7. JOINT VENTURE - Humitech(TM) has begun discussions with several possible joint venture partners for international manufacturing, outsourcing, marketing and distribution. In some countries, the air quality is dramatically worse than it is in the U.S. and Humitech(TM) believes that its products would be highly marketable in these areas. These countries include, but are not limited to Chile, Brazil and Mexico.

8. NETWORK MARKETING - One of Humitech(TM)'s target markets is the residential unit market (HT-100), a worldwide market for small humidity control products. Entry for this product will be gained through relationships with both retail organizations and large network marketing firms. The advantage of this channel is that Humitech(TM) will be able to private label product and drop ship large trucks of finished manufactured goods straight to the network marketing company's warehouse, not acting as the final distribution point or returns center.

9. NATIONAL ACCOUNTS - Humitech(TM) will pursue relationships with national chains of restaurants, hotels, hospitals and other known clients plus many others. Humitech(TM) is pursuing accounts with national hotel chains, plus major cruise lines and several hospitals. It is the intent of Humitech(TM) to pursue these accounts for national distribution as well as an added incentive and revenue source to the franchise network.

10. TRADE SHOWS - There are approximately 24,000 trade shows in the U.S. Some of the shows have begun to experiment with various new business opportunities showcases. It is the intent of Humitech(TM) to demonstrate its unique technology with the intent to seek national account distributorships as well as new prospective franchisees.

SIGNIFICANT AGREEMENTS

Exclusive Distribution and Resale Agreement

On October 1, 2001, Humitech(TM) entered into an exclusive distributorship agreement with HUMICO, Inc., which granted it the right to purchase humidity control panels at prices and terms as published periodically by HUMICO. Further, HUMICO granted Humitech(TM) the right to display, promote and sell the products to customers located within the United States and Canada, excluding a one hundred mile radius around the city of Los Angeles and excluding the state of Hawaii. The agreement is for a period of five years and automatically renews for consecutive three-year terms unless a 30-day notification to the contrary is

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

given. Humitech(TM) also has the right of first refusal to enter into additional distributorship agreements for the rights to foreign markets on an as "deemed necessary basis."

In exchange for these rights, Humitech(TM) is required to purchase a minimum of 20,000 panels at various during the calendar year ending December 31, 2002. In addition, as a part of the distributorship agreement, Humitech(TM) acquired a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels. In exchange for 1% of the mineral rights, Humitech(TM) issued 200,000 shares of Humitech(TM) common stock, representing $200,000 in exchange for these mineral rights, to HUMICO.

International Sales Distributor Agreement

On October 1, 2001, Humitech(TM) entered into an international distributor agreement with an Austrian based company, which granted the company the right to purchase Humitech(TM)'s commercial products at prices and terms as published periodically by the Humitech(TM) and the right to display, promote and sell the products to customers located within Austria. The agreement is for a period of three years and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The agreement also requires purchases of Humitech(TM)'s commercial products totaling $300,000, $400,000 and $500,000 during the twelve-month periods ending October 31, 2002, 2003, and 2004, respectively.

Professional Services Agreements

On March 1, 2002, Humitech(TM) entered into a professional services agreement with Buyside Partners LLC, www.buysidepartners.com, a Dallas based company, who will provide investor relations services to Humitech(TM). The agreement is for a period of one year and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The fee for Buyside Partners LLC's services is $6,300 per month for one year including a $5,000 retainer. Humitech(TM) has paid for the first twelve months of service with 100,000 shares of company stock.

On April 13, 2002, Humitech(TM) entered into a professional services agreement with Paul Stewart Associates, Inc., a Dallas based law firm, to prepare the franchise documents for Humitech(TM)'s commercial humidity control systems. The fee for this service was $10,000, which has already been paid by Humitech(TM).

Competition

Humitech(TM) is aware of two competitors producing products similar to Humitech, Katch All and Gonzo Fridge. Katch All produces a product called Fridge Care, a product which controls and improves the quality of walk-in reach in coolers. Like Humitech(TM)'s product, Fridge Care lowers humidity and air temperature, reduces energy consumption and mold and bacteria generation and eliminates odor transfer. The main difference between Fridge Care and the Humitech(TM) product is that Humitech(TM) has designed its product for household as well as commercial use. The Humitech(TM) panels naturally absorbs and desorbs humidity creating the ideal humidity level.

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

Gonzo Fridge produces a product called Freezer Odor Eliminators, which is composed of all-natural odorless volcanic crystals that rid the home or car of unpleasant odors by attracting odors like a magnet. The Freezer Odor Eliminators are contained in mesh bags that range from eight ounces to two pounds. Humitech(TM)'s product differs from the Freezer Odor Eliminators as it controls humidity and is exclusively made for use in a refrigerated environment.

EMPLOYEES OF HUMITECH

Humitech(TM) currently has eleven full time employees and one contract employee.

REPORTS TO SECURITY HOLDERS

Humitech(TM) will voluntarily send an annual report, including audited financial statements, to its security holders.

Humitech(TM) will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). The public may read and copy any materials Humitech(TM) files with the SEC at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that web site is http://www.sec.gov.


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

BACKGROUND AND GENERAL

Humitech(TM) International Group, Inc. was incorporated in the state of Nevada on January 5, 2000 under the name Airsopure International Group, Inc. as a wholly owned subsidiary of Airtech International Group, Inc. (AIRG), a publicly traded company (OTCBB: AIRG). On October 31, 2001, AIRG distributed to its stockholders by means of a tax free spin off one share of the Humitech(TM)'s common stock for every ten shares of AIRG owned by the stockholders. The shares distributed represented 100% of AIRG's ownership interest in Humitech(TM) and subsequent to the distribution, Humitech(TM) and AIRG did not have any other business relationships or obligations to each other. Prior to October 31, 2001, Humitech(TM) was inactive. Humitech(TM) IS now engaged in the manufacture and sale of humidity control products through an exclusive distributorship throughout the United States and Canada. This activity constitutes Humitech(TM)'s only operating segment and represents the new operations of the company for the period of October 1, 2001 through March 31, 2002.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE QUARTERLY PERIOD ENDED MARCH 31, 2002

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

REVENUES

Humitech(TM)'s consolidated total revenues for the year ending December 31, 2001 and the quarterly period ending March 31, 2002 were $104,491 and $458,190, respectively. In year ended December 31, 2001, the business only operated and generated revenues in the last quarter. As of the date of this prospectus, the revenue stream has primarily been from the sale of distributorships. Humitech(TM) is expecting the source of the revenue stream to change by the third quarter of 2002 as it anticipates signing up national accounts and procuring home unit sales of its product.

COSTS AND EXPENSES

Humitech(TM)'s consolidated total costs and expenses at December 31, 2001 were $302,258 and $420,625 through the first quarter of 2002. The major components of this were:

Salaries and wages decreased $37,280 or 38% from $97,480 at December 31, 2001 to $60,200 for March 31, 2002. This is expected to increase as the result of many factors including increased commissions on sales of Humitech(TM)'s products. In addition, Humitech(TM) increased its staff size and began paying salaries in 2002.

Cost of sales increased $69,849 or 197% to $105,382 for March 31, 2002 as compared to $35,533 for December 31, 2001. This increase is due to the 390% increase in product sales. The percentage cost of goods sold decreased from 34% of sales at December 31, 2001 to 21% of sales for March 31, 2002.

All other expenses have seen minimal changes.

CAPITAL EXPENDITURES

Humitech(TM) does not have any large capital expenditures planned for fiscal year 2002. It is considering product line expansion, which will require approximately $400,000 in capital expenditures. The final decision, however, to expand the product line will be based on estimated sales of the products which will enable it to recover the capital expenditures within nine to twelve months. Any minor capital expenditures will be met with cash on hand. In the event its product sales increase beyond current manufacturing capacities, then additional capital expenditures will be required to increase production capacity. Humitech(TM) anticipates, however, that any additional capital expenditures to increase production capacity would not exceed $500,000. These capital expenditures would also be offset by increased product sales which created the need to increase Humitech's current manufacturing capacities.

Liquidity And Capital Resources

At December 31, 2001 and March 31, 2002, Humitech(TM) had an accumulated deficit of $197,767 and $160,202, respectively.

At December 31, 2001, Humitech(TM) had total current assets of $199,891 less current liabilities of $127,964 which resulted in net current assets of $71,927. As of March 31, 2002, Humitech(TM) had total current assets of $344,469 less current liabilities of $190,261 which resulted in net current assets of

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

$154,208. It expects to have sufficient funds necessary to finance the manufacture, distribution and sale of its products including management and advertising support for fiscal year 2002. Humitech(TM) also expects that its cash balance and operations are adequate to sustain its continued operations during fiscal year 2002.

Humitech(TM)'s goal is to sign up and build its distributors during fiscal year 2002. While generating franchise fees, these outlets are expected to have a positive impact on product sales. Humitech(TM)'s estimated franchise sales are based upon a good faith estimate of the market for Humitech(TM)'s franchises and products. However, Humitech(TM)'s franchise sales and distributorship sales may not meet its goals.

Humitech(TM) also expects sales of its products to increase in fiscal year 2002. For the first quarter of year 2002, its product sales were $458,190 in comparison to December 31, 2001 where its product sales were approximately $104,491. With the increase in sales Humitech(TM) also experienced a net profit of $37,565 for the first quarter ended March 31, 2002, as compared to a net loss of $197,767 for the year ended December 31, 2001. This trend indicates the sales of its existing product line is increasing. Although Humitech(TM) believes its sales represent a positive trend, Humitech(TM) cannot assure you that this positive trend will continue.

Humitech(TM)'s sales projections are based upon its good faith estimates of the marketability of its products and it may not be to achieve these results during fiscal year 2002.

If all of the shares in this offering are subscribed, Humitech(TM) believes that the net proceeds from this offering and internally generated funds may be adequate to satisfy Humitech(TM)'s working capital needs for the next twelve months. However, Humitech(TM) may not be able to sell all of the shares in this offering, if any. Further, if Humitech(TM)'s current caSH and revenues from franchise and product sales are insufficient to fund its continued growth, it will rely on its external funding sources to provide continued liquidity, which may not be available on reasonable terms, if at all.

During fiscal year 2002, Humitech(TM) intends to focus on the production, marketing and sale of its existing line of humidity control products. For this reason, Humitech(TM) does not project significant expenditures during fiscal year 2002 on its products which are in production and sale. It believes that its existing product line is sufficient to sustain it future sales growth. There are no current plans to increase the number of employees of Humitech(TM) in the next twelve months.

Humitech(TM) does not have a large capital expenditures program planned for fiscal year 2002. Therefore, Humitech(TM) believes that its projected increase in franchise and product sales combined with funds generated from external financing sources will be sufficient to offset any cash losses from operations. If its current and new product sales, distributor/franchise sales, new areas of distribution sales and funds from its external sources are insufficient to maintain operations, the resulting lack of capital could force Humitech(TM) to substantially curtail or cease its operations. Any curtailment of operations would have a material adverse effect on its ability to manufacture and distribute its products and its profitability.

Material Commitments

Operating Leases

Humitech(TM) is currently obligated under noncancelable operating lease for its Dallas office which expires in October 2005. The office lease also provides for payment of Humitech(TM)'s share of operating costs. Minimum future rental payments required under the above operating leases total $197,604. During the year ended December 31, 2001, rent expense totaled $5,534.

Employment Agreements

Humitech(TM) is currently obligated under three employment agreements with officers for annual compensation of $346,000, to be raised to $400,000 in the event the company conducts a successful IPO, and discretionary bonuses to be determined by its board of directors. The agreements expire through October 2011. At December 31, 2001, $62,500 was accrued and payable under these agreements. In addition, the agreements grant the officers options to purchase 2,000,000 common stock shares.

Distributor Agreement

On October 1, 2001, Humitech(TM) entered into a distributorship agreement with HUMICO, Inc., which granted it the right to purchase humidity control panels at prices and terms as published periodically by the distributor. Further, HUMICO granted Humitech(TM) the right to display, promote and sell the products to customers located within the United States and Canada, excluding a one hundred mile radius around the city of Los Angeles and excluding the state of Hawaii. The agreement is for a period of five years and automatically renews for consecutive three-year terms unless a 30-day notification to the contrary is given. Humitech(TM) also has the right of first refusal to enter into additional distributorship agreements for the rights to foreign markets on an as "deemed necessary basis."

In exchange for these rights, Humitech(TM) is required to purchase a minimum of 20,000 panels at various prices per panel during the calendar year ending December 31, 2002. In addition, as a part of the distributorship agreement, Humitech(TM) acquired a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels. In exchange for 1% of the mineral rights, Humitech(TM) issued 200,000 shares of Humitech(TM) common stock, representing $200,000 in exchange foR these mineral rights, to HUMICO.

International Sales Distributor Agreement

On October 1, 2001, Humitech(TM) entered into an international distributor agreement with an Austrian based company, which granted the company the right to purchase Humitech(TM)'s commercial products at prices and terms as published periodically by the Humitech(TM) and the right to display, promote and sell the products to customers located within Austria. The agreement is for a period of three years and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The agreement also requires purchases of the company's commercial products totaling $300,000, $400,000 and $500,000 during the twelve-month periods ending October 31, 2002, 2003, and 2004, respectively.

Professional Services Agreement

On March 1, 2002, Humitech(TM) entered into a professional services agreement with Buyside Partners LLC, a Dallas based company, who will provide investor relations services to Humitech(TM). The agreement is for a period of one year and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The fee for Buyside Partners LLC's services is $6,300 per month for one year including a $5,000 retainer. Humitech(TM) has paid for the first twelve months of service with 100,000 shares of company stock.

DESCRIPTION OF PROPERTY

Humitech(TM) leases a corporate office with 3,000 square feet, located at 15851 Dallas Parkway, Suite 410, Addison, Texas 75001. This lease is noncancelable and expires October 31, 2005. Payment on the lease is as follows:

    o    July 1,2002 - October 31 2002-$3742.50  a month
    o    Nov. 1, 2002 - Oct 31, 2003-$4740.50 a month
    o    Nov. 1, 2003 - Oct 31, 2004-$5114.75 a month
    o    Nov. 1, 2004 - Oct 31, 2005-$5364.25 a month

Upon expiration of the lease, Humitech(TM) will have the right to renew the lease for an additional 36 months at then prevailing market rates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Organization Within Last Five Years."

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Humitech(TM) is not currently trading on any public market.

         There are 2,000,000 shares of common stock presently subject to options. Although it has no agreement to do so, Humitech(TM) is registering 4,644,108 shares of common stock for the selling stockholders of the company.

         There are approximately 1,562 holders of Humitech(TM) common stock. Humitech(TM) has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. Humitech(TM) intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the board of directors based upon conditions then existing including Humitech(TM)'s earnings and financial condition, capital requirements and other relevant factors.

EXECUTIVE COMPENSATION

         The following table presents, for the last fiscal year, the annual compensation earned by the chief executive officer and the most highly compensated executive officers and significant employees of Humitech(TM) for the year ended December 31, 2001:

Summary Compensation Table
                                 Annual                 Long Term
                                 Compensation           Compensation
------------------------- ------ -------------- ------- ----------------------
Name and Principal        Year   Salary         Bonus   Stock Awards or
Position                                                Other Compensation
------------------------- ------ -------------- ------- ----------------------
C.J. Comu, President      2001   $62,500(1)     0       Options to purchase
and CEO                                                 1,000,000 shares of
                                                        common stock at $.01
                                                        per share(2)
------------------------- ------ -------------- ------- ----------------------
Michael R. Davis, Chief   2001   0              0       Options to purchase
Financial Officer                                       500,000 shares of
                                                        common stock at 80%
                                                        of the fair market
                                                        value (3)
------------------------- ------ -------------- ------- ----------------------
Michael G. Ryan,          2001   0              0       Options to purchase
Executive Vice-                                         500,000 shares of
President                                               common stock at 80%
                                                        of the fair market
                                                        value (3)
------------------------- ------ -------------- ------- ----------------------

(1) The amount has not yet been paid to Mr. Comu. Mr. Comu has agreed to defer payment of salary until the company begins to generate substantial revenue.
(2)  These options expire October 1, 2006.
(3) These options become exercisable after October 1, 2002 and expire October 1, 2004.

         Humitech(TM) entered into employment agreements on October 1, 2001 with its key employees, Messrs. Comu, Davis and Ryan, to serve in the positions set forth above. Mr. Comu's employment agreement is for a term of ten years, unless renewed for an additional ten year period. Mr. Comu shall be paid an annual salary of $250,000 per year plus an incentive bonus of $100,000 per year. Mr. Davis's employment contract is for five years, unless renewed in addition five year increments. Mr. Davis will be paid an annual salary of $60,000 in fiscal 2002, to be raised to $90,000 in the event the company conducts a successful IPO. Mr. Davis will also be compensated with performance based bonuses and is entitled to options to purchase 500,000 shares of common stock at an exercise price of 20% discount on the fair market value of the stock.

         According to the terms of Mr. Ryan's employment agreement, for a three year period unless later renewed, Mr. Ryan will be paid an annual salary of $36,000 in fiscal 2002, to be raised to $60,000 in the event the company conducts a successful IPO. Mr. Ryan will also be compensated with performance based bonus and commissions on product and distributor sales. In addition, Mr. Ryan is entitled to options to purchase 500,000 shares of common stock at an exercise price of 20% discount on the fair market value of the stock.

Compensation of Directors

         Directors of Humitech(TM) will be paid 25,000 shares of Humitech(TM) common stock in 2002, plus an option to purchase 25,000 shares of common stock for an exercise price of 20% of the current market value for Humitech(TM) common stock.

         The compensation of officers and directors is subject to review and adjustment from time to time by the board of directors.

2002 COMPANY-WIDE STOCK OPTION PLAN

         Humitech(TM) adopted the 2002 Company-Wide Stock Option Plan to encourage ownership of the common stock of Humitech(TM) by all employees of the company and its subsidiaries. This plan is intended to provide an incentive for employees to exert their maximum efforts to achieve the successful operation of the company and is intended to assist the company in attracting and retaining talented personnel by providing an opportunity to benefit from the increased value of the company. There are 1,000,000 shares reserved for option exercise under the Plan. No employee will be granted options under the Plan that would result in the employee receiving more than five percent of the maximum number of shares available for issuance.

         The exercise price for each option shall be 100% of the fair market value of a share on the date the option is granted. Each options vests and becomes exercisable in annual twenty-five percent installments commencing on the first anniversary of the date of grant. Unless otherwise provided in the applicable agreement, each option granted hereunder shall have a term of two years, and renewable for another two years. These options are not subject to dilution.

         No shares have been issued under the Stock Option Plan.

                       HUMITECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                       AND

                          INDEPENDENT AUDITORS' REPORT

                          YEAR ENDED DECEMBER 31, 2001

                                 C O N T E N T S


AUDITORS' REPORT..............................................................1

CONSOLIDATED BALANCE SHEET...................................................2-3

CONSOLIDATED STATEMENT OF OPERATIONS..........................................4

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY................................5

CONSOLIDATED STATEMENT OF CASH FLOWS..........................................6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................7-13

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors and Stockholders
Humitech International Group, Inc.
    and Subsidiaries
Addison, Texas


We have audited the accompanying consolidated balance sheet of Humitech International Group, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Humitech International Group, Inc. and subsidiaries at December 31, 2001, and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Turner, Stone & Company, L.L.P.


Certified Public Accountants
Dallas, Texas
March 4, 2002

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      MARCH 31, 2002 AND DECEMBER 31, 2001




                                     Assets
                                     ------

                                                         March 31,  December 31,
                                                           2002        2001
                                                        -----------  -----------
                                                        (unaudited)

Current assets:

     Cash                                               $  130,598   $  123,940
     Accounts and employee receivables                     160,503        7,515
     Advances to AIG                                             -       20,116
     Inventory                                              49,638       44,590
     Prepaid expenses                                        3,730        3,730
                                                        -----------  -----------

                  Total current assets                     344,469      199,891

Property and equipment, net of accumulated
     depreciation of $5,073 and $1,797,
     respectively                                           68,862       32,822


Mineral rights, net of accumulated
       amortization of $10,000 and $0, respectively        190,000      200,000
                                                        -----------  -----------

                                                        $  603,331   $  432,713
                                                        ===========  ===========




         The accompanying notes are an integral part of the consolidated financial statements.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      MARCH 31, 2002 AND DECEMBER 31, 2001




                      Liabilities and Stockholders' Equity
                      ------------------------------------

                                                         March 31,  December 31,
                                                           2002         2001
                                                        -----------  -----------
                                                        (unaudited)
Current liabilities:

     Accounts payable, trade                            $  107,761   $   41,594
     Accrued salaries and wages                             62,500       62,500
     Advances from stockholder                              20,000       20,000
     Current portion of note payable                             -        3,870
                                                        -----------  -----------

                  Total current liabilities                190,261      127,964

Long term note payable, less current portion                     -       21,944
                                                        -----------  -----------

Commitments and contingencies                                    -            -

Stockholders' equity:

     Preferred stock, $.001 par value, 20,000,000
         shares authorized, no shares issued or
         outstanding, no rights or preferences
         determined                                              -            -
     Common stock, $.001 par value, 100,000,000
         shares authorized, 8,420,595 and 8,207,595
         shares issued and outstanding, respectively         8,421        8,208
     Additional paid in capital                            564,851      472,364
     Accumulated deficit                                  (160,202)    (197,767)
                                                        -----------  -----------

                  Total stockholders' equity               413,070      282,805
                                                        -----------  -----------

                                                        $  603,331   $  432,713
                                                        ===========  ===========



         The accompanying notes are an integral part of the consolidated financial statements.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2002
                          YEAR ENDED DECEMBER 31, 2001



                                                         March 31,  December 31,
                                                           2002         2001
                                                        -----------  -----------
                                                        (unaudited)

Revenues:

     Product sales                                      $  458,190   $  103,643
     Other revenues                                              -          848
                                                        -----------  -----------

                  Total revenues                           458,190      104,491
                                                        -----------  -----------

Costs and expenses:

     Compensation expense                                   60,200       97,480
     Cost of sales                                         105,385       35,533
     Advertising and marketing                               4,029       14,183
     Depreciation and amortization                          13,276        1,797
     General and administrative expenses                   237,735      153,265
                                                        -----------  -----------

                  Total costs and expenses                 420,625      302,258
                                                        -----------  -----------

Income (loss) from operations                               37,565     (197,767)

Interest expense                                                 -            -
                                                        -----------  -----------

Income (loss) before income taxes                           37,565     (197,767)

Provision for income taxes                                       -            -
                                                        -----------  -----------

Net income (loss)                                       $   37,565   $ (197,767)
                                                        ===========  ===========

Income (loss) per common share - basic                  $      .01   $     (.03)
                                                        ===========  ===========





         The accompanying notes are an integral part of the consolidated financial statements.


                                 HUMITECH INTERNATIONAL GROUP, INC.
                                          AND SUBSIDIARIES
                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  THREE MONTHS ENDED MARCH 31, 2002
                                    YEAR ENDED DECEMBER 31, 2001


                                     Common Stock            Paid In      Accumulated
                                  Shares         Amount      Capital        Deficit       Total
                                -----------   -----------   -----------   -----------   -----------
Balance at December 31, 2000             -    $        -    $        -    $        -    $        -

Issuance of common stock
     dividend in spin-off
     from AIG                    4,962,761         4,963        (4,963)                          -

Issuance of common stock
     for cash                    1,973,000         1,973       277,527                     279,500

Issuance of common stock
     in exchange for services    1,071,834         1,072                                     1,072

Issuance of common stock
     for mineral rights            200,000           200       199,800                     200,000

Net loss during the year                                                    (197,767)     (197,767)
                                -----------   -----------   -----------   -----------   -----------

Balance at December 31, 2001     8,207,595    $    8,208    $  472,364    $ (197,767)   $  282,805

Issuance of common stock
     for cash                      213,000           213        92,487                      92,700

Net income (unaudited)                                                        37,565        37,565
                                -----------   -----------   -----------   -----------   -----------

Balance at March 31, 2002
     (unaudited)                 8,420,595    $    8,421    $  564,851    $ (160,202)   $  413,070
                                ===========   ===========   ===========   ===========   ===========




                   The accompanying notes are an integral part of the consolidated financial statements.

                                                 F-5


                                  HUMITECH INTERNATIONAL GROUP, INC.
                                           AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENT OF CASH FLOWS
                                     YEAR ENDED DECEMBER 31, 2001
                                                                        March 31,      December 31,
                                                                          2002              2001
                                                                      -------------    -------------
                                                                       (unaudited)
Cash flows from operating activities:
   Net loss                                                           $     37,565     $   (197,767)
   Adjustments to reconcile net income to cash
       Depreciation and amortization                                        13,276            1,797
       Stock payments to employees and consultants                               -            1,072
   Changes in operating assets and liabilities
       Accounts receivable                                                (152,988)            (215)
       Inventory                                                            (5,048)         (44,590)
       Prepaid expenses                                                          -           (3,730)
       Accounts payable                                                     66,167           41,594
       Accrued salaries and wages                                                -           62,500
                                                                      -------------    -------------

                  Net cash used in operating activities                    (41,028)        (139,339)
                                                                      -------------    -------------

Cash flows from investing activities:
   Purchase of property and equipment                                        4,191          (34,619)
   Advances to employees                                                    (7,300)
   Repayment of employee advances                                           (3,275)               -
   Advances to AIG                                                               -          (20,116)
   Repayment of AIG advances                                               (20,116)               -
                                                                      -------------    -------------

                  Net cash used in investing activities                    (19,200)         (62,035)
                                                                      -------------    -------------

Cash flows from financing activities:
   Proceeds from issuance of common stock                                   92,700          279,500
   Proceeds from note payable                                                    -           25,814
   Repayment of note payable                                               (25,814)               -
   Advances from stockholder                                                     -           20,000
                                                                      -------------    -------------

                  Net cash provided by financing activities                 66,886          325,314
                                                                      -------------    -------------

Increase in cash                                                             6,658          123,940

Cash at beginning of period                                                123,940                -
                                                                      -------------    -------------

Cash at end of period                                                 $    130,598     $    123,940
                                                                      =============    =============

                             Non-cash investing and financing activities
                             -------------------------------------------

         Common stock issued for mineral rights                       $          -     $    200,000

         Note payable exchanged for transportation equipment          $     25,814     $          -


                   The accompanying notes are an integral part of the consolidated financial statements.

                                                 F-6

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and business
-------------------------

Humitech International Group, Inc. (HIG) (the Company) was incorporated in the state of Nevada on January 5, 2000 under the name Airsopure International Group, Inc. (ASP) as a wholly owned Subsidiary of Airtech International Group, Inc.
(AIG), a publicly traded company (symbol AIRG). On October 31, 2001, AIG distributed to its stockholders by means of a tax-free spin-off one share of the Company's common stock for every ten shares of AIG owned by the stockholders. The shares distributed represented 100% of AIG's ownership interest in the Company and subsequent to the distribution the Company and AIG have no other business relationships or obligations to each other. Prior to October 31, 2001, the Company was inactive. The Company is now engaged in the manufacture and sale of humidity control products through an exclusive distributorship (Note 4) throughout the United States and Canada. This activity constitutes the Company's only operating segment and represents the new operations of the Company for the period October 1 through December 31, 2001. On March 7, 2002, ASP changed its name to HIG.

Principles of consolidation
---------------------------

The accompanying consolidated financial statements include the general accounts of the Company and its wholly owned but inactive Subsidiaries, Health Tech, Inc., FoodSoFresh, Inc. and Humitech Franchise Corp. which has a fiscal year end of December 31. All material intercompany accounts, balances and transactions have been eliminated in the consolidation.

Interim financial information
-----------------------------

The notes to the interim unaudited financial statements do not present all disclosures required under generally accepted accounting principles but instead, as permitted by Securities and Exchange Commission regulations, presume that users of the interim unaudited financial statements have read or have access to the December 31, 2001 audited financial statements and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context.

The interim unaudited financial statements included herein reflect all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary to a fair presentation of the results for interim periods. The results of operations for the three month periods ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.

Inventories
-----------

Inventories are carried at the lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air humidifier units. The costs of inventories are based upon specific identification of related direct costs.

At December 31, 2001, inventories consisted of the following:

         Finished goods                       $    43,340
         Component parts                            1,250
                                              ------------
                                              $    44,590
                                              ============

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Property and equipment
----------------------

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by accelerated methods for financial and tax reporting purposes over estimated useful lives of five to seven years.

Revenue recognition
-------------------

Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenues from distributorship sales are recognized at the time all material services relating to the sale of a distributorship have been performed by the Company.

Advertising
-----------

Advertising dollars are invested in trade shows, travel and distributorship networking and are expensed as incurred. For the year ended December 31, 2001, advertising expenses totaled $14,183.

Management estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash flow
---------

For purposes of the statement of cash flows, cash includes demand deposits, time deposits and short-term cash equivalent investments with maturities of less than three months. None of the Company's cash is restricted.

Earnings per share
------------------

Basic loss per share are based upon 7,282,345 weighted average shares of common stock outstanding. No effect has been given to the assumed exercise of stock options as the effect would be antidilutive.

Impairment of long-lived assets
-------------------------------

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, long-lived assets and identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Beginning in 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. The adoption of this accounting standard will not significantly affect the Company's accounting for its long-lived assets.

2. MINERAL RIGHTS

On October 1, 2001, in connection with the Company's distributorship agreement (Note 4), the Company issued 200,000 common stock shares at a negotiated value of $1 per share in exchange for a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels. The common stock issued shall be `registered' if and when the Company goes public and if the Company does not go public within one year from the date of the agreement, the mineral rights will revert back to the grantor of the rights and the common stock will be returned to the Company.

The mining company estimates one percent of its total ore body deposit to be approximately 617,000 tons of ore. The mineral rights interest allows the Company to purchase in bulk the mineral used in its humidity control products.

The $200,000 cost of the mineral rights will be amortized over the initial five-year term of the distributorship agreement beginning in 2002.

3. NOTES PAYABLE

On December 13, 2001, the Company borrowed funds under an installment note payable maturing in December 2006. Principal and interest on this note is payable monthly, including interest at 13.75% and the note is secured by the vehicle being financed.

Future principal payments required under the terms of the above note payable are as follows.

                  Year Ended
                  December 31,             Amount
                  ------------             ------

                     2002               $     3,870
                     2003                     4,429
                     2004                     5,070
                     2005                     5,803
                     2006                     6,642
                                        -----------
                                        $    25,814
                                        ===========


4. COMMITMENTS AND CONTINGENCIES

Operating leases
----------------

The Company is currently obligated under noncancelable operating leases for its Dallas office and a corporate apartment, both of which expire in October 2002. The office lease also provides for payment of the Company's share of operating costs. Minimum future rental payments required under the above operating leases total $44,100. During the year ended December 31, 2001, rent expense totaled $5,534.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Litigation
----------

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Management does not believe that the outcome of any of those matters will have a material adverse effect on the Company's consolidated financial position, operating results or cash flows.

Employment agreements
---------------------

The Company is currently obligated under three employment agreements with officers for annual compensation of $346,000 (to be raised to $400,000 in the event the Company conducts a successful IPO) and discretionary bonuses to be determined by the Company's board of directors. The agreements expire through October 2011 and contain various renewal provisions. At December 31, 2001, $62,500 was accrued and payable under these agreements. In addition, the agreements granted the officers options to purchase 1,500,000 common stock shares (Note 7).

Purchase commitments
--------------------

On October 1, 2001, the Company entered into a distributorship agreement, which granted the Company the right to purchase humidity control panels at prices and terms as published periodically by the distributor and the right to display, promote and sell the products to customers located within a sales territory defined as the contiguous United States and Canada excluding a one hundred mile radius around the city of Los Angeles and excluding the state of Hawaii. The agreement is for a period of five years and automatically renews for consecutive three-year terms unless a 30-day notification to the contrary is given. The Company also has the right of first refusal to enter into additional distributorship agreements for the rights to foreign markets on an as `deemed and necessary basis.'

In exchange for these rights, the Company is required to purchase a minimum of 20,000 panels at prices ranging from $15 to $17 per panel during the calendar year ending December 31, 2002.

In addition, as a part of the distributorship agreement, the Company acquired a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels (Note 2).

International sales distributor agreement
-----------------------------------------

On October 1, 2001, the Company entered into an international distributor agreement, which granted an Austrian based company the right to purchase the Company's commercial products at prices and terms as published periodically by the Company and the right to display, promote and sell the products to customers located within Austria. The agreement is for a period of three years and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The agreement also requires purchases of the Company's commercial products totaling $300,000, $400,000 and $500,000 during the twelve-month periods ending October 31, 2002, 2003, and 2004, respectively.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5. INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company's effective tax rate for the year ended December 31, 2001 is as follows.

         Tax benefits computed at statutory rate       $  (67,309)
         Increase in valuation allowance                   66,674
         Permanent differences                                635
                                                       -----------

                                                       $        -
                                                       ===========

As of December 31, 2001, the Company has approximately $198,000 of net operating loss available to offset future taxable income. This carry forward expires in the year 2021. This net operating loss carry forward creates the only component of the Company's deferred tax asset in the amount of $67,674, which is fully offset by a valuation allowance. There are no deferred tax liabilities.

6. RELATED PARTIES

Advances to AIG
---------------

During the year ended December 31, 2001, the Company made cash operating advances of $20,000 to AIG (Note 1). Prior to October 13, 2001, the Company was wholly owned by AIG. The advances bear interest at 7.0%, secured by an automobile, are due March 7, 2002 and may be repaid in cash or by the issuance of AIG's common stock. At December 31, 2001, $116 of interest had accrued.

Advances from stockholder
-------------------------

During the year ended December 31, 2001, the Company received cash operating advances of $20,000 from a stockholder, director and officer of the Company. The advances are non-interest bearing, unsecured and due upon demand as funds are available.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7. STOCK OPTION PLANS

During the year ended December 31, 2001, the Company issued stock options to purchase 1,500,000 common stock shares to two officers (Note 4) and adopted the intrinsic value method of accounting for these stock options. The options for 500,000 common stock shares become exercisable after October 1, 2002, expire October 1, 2004 and are exercisable at a price of 80% of the then current market price per share. The options for 1,000,000 common stock shares expire October 1, 2006 and are exercisable at a price of $.01 per share. Because the Company is not currently a public company and there is no organized market for its common stock, the options were valued based upon management estimates excluding any volatility factors and results in compensation expense that is not material. Accordingly, no compensation was recognized in the accompanying financial statements for the issuance of these options.

The following pro forma disclosures reflect the Company's net loss per share amounts assuming the Company accounted for stock options granted using the fair value method pursuant to Statement of Financial Accounting Standards No. 123. The fair value of each option granted was estimated on the date of grant at minimum value.

                                                   Year Ended
                                                December 31, 2001
                                                -----------------

         Pro forma net loss                        $  (201,967)

         Pro forma net loss per share              $     (.027)

During the year ended December 31, 2001, the Company also issued 1,071,834 common stock shares in exchange for services. These services were recorded at their fair value of $1,072 and were charged to expense.

8. FINANCIAL INSTRUMENTS

The Company's financial instruments, which potentially subject the Company to credit risks and none of which are held for trading purposes, consist of its cash, accounts and advances receivable, notes payable and convertible debentures.

Cash
----

The Company maintains its cash in bank deposit and other cash equivalent investment accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash. At December 31, 2001, $21,342 of the Company's cash, was in excess of federally insured limits.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Accounts and advances receivable
--------------------------------

The Company's accounts and advances receivable (Note 3) represent sales not collected at the end of the year and a secured receivable from a related party. Management believes these accounts and advances receivable are fairly stated at estimated net realizable amounts.

Note payable
------------

Management believes the carrying value of this note (Note 4) represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.

9. SUBSEQUENT EVENTS

During April and May 2002, the Company issued 3,683,341 common stock shares to officers and directors in exchange for services at a per share fair value of $.01.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under specified circumstances, including indemnification of these persons against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

         In addition, Section 78.037 of the Nevada Revised Statutes and Humitech(TM)'s Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

         The effect of these provisions may be to eliminate the rights of Humitech(TM) and its stockholders (through stockholders' derivative suit on behalf of Humitech(TM) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) -
(b) of the preceding paragraph.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Humitech(TM) shall bear all these expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                     $   685.42
Legal Fees and Expenses                  $25,000.00
Accounting Fees and Expenses             $15,000.00
Miscellaneous                            $10,000.00
                                         -----------
TOTAL                                    $50,685.42

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On October 1, 2001, in connection with Humitech(TM)'s distributorship agreement, Humitech(TM) issued 200,000 common stock shareS at $1.00 per share in exchanges for a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels.

During the year ended December 31, 2001, Humitech(TM) issued stock options to purchase 1,500,000 common stock shares to two officers under its stock plan. Options for 500,000 common stock shares become exercisable after October 1, 2002, expire October 1, 2004 and are exercisable at a price of 80% of the then current market price per share. Options for 1,000,000 common stock shares expire October 1, 2006 and are exercisable at a price of $.01 per share. Because Humitech(TM) is not currently a public company and does not have an organized market for its common stock, the options were valued based upon management estimates.

Beginning December 31, 2001, Humitech(TM) conducted a private placement whereby it sold 849,100 shares of its common stock at a price of $1.00 per share to approximately forty-eight investors.

During the year ended December 31, 2001, Humitech(TM) issued 1,071,834 common stock shares in exchange for services. These services were recorded at their fair value of $1,072 and were charged to expense.

On March 1, 2002, Humitech(TM) issued 100,000 shares of common stock for professional services to an investment relations firm.

During April and May 2002, Humitech(TM) issued 3,683,341 common stock shares to officers and directors in exchange foR services at a per share fair value of $.01.

Exemption from registration under the Securities Act of 1933 ("Act") is claimed for the sale of these securities in reliance upon the exemption offered by
Section 4(2) of the Act, which exempts transactions by issuers not involving a public offering. Use of this exemption is based on the following facts:

    o Neither Humitech(TM) or any person acting on behalf of Humitech(TM) solicited any offer to buy or sell the securities BY any form of general solicitation or advertising;
    o The purchasers represented that they were acquiring the securities as a principal for their own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws; and
    o The securities were issued with the understanding that they may only be disposed of pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws.

AVAILABLE INFORMATION

         Humitech(TM) will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Humitech(TM) files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Humitech(TM)'s Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

         You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

                      Humitech(TM) International Group, Inc.
                         15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
                                 (972) 490-9393

         This prospectus is part of a registration statement on Form SB-2 Humitech(TM) filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Humitech(TM) has not authorized anyone to provide you with different information other than the information contained in this prospectus. Humitech(TM) is not making an offer of these securities in any state where the offer is not permitted.

ITEM 27. EXHIBITS

         The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits are attached hereto and are being filed with the SEC as part of this registration statement.

Exhibit
Number   Description of Exhibits
--------------------------------------------------------------------------------

3(i)(a)  Articles of Incorporation of Airsopure International Group, Inc.

3(i)(b) Certificate of Amendment to Articles of Incorporation of Airsopure International Group, Inc.

3(ii)    Bylaws of Humitech(TM) International Group, Inc.

4        Form of Common Stock Certificate of Humitech(TM) International Group,
         Inc.

5        Opinion of Weed & Co. L.L.P. re: Legality

10.1     Humitech, Inc. Distributor Agreement dated October 1, 2001 with HUMICO,
         Inc.

10.2 Humitech, Inc. International Distributor Agreement dated October 1, 2001 with Brown & Lampe

10.3 Lease Agreement between Utah State Retirement Investment Fund, as Landlord, and Humitech, Inc., a Nevada Corporation, as Tenant

10.4     Employment Agreement with C.J. Comu

10.5     Employment Agreement with Michael Davis

10.6     Employment Agreement with Mike Ryan

10.7     Humitech(TM) International Group, Inc. 2002 Company-Wide Stock Option
         Plan

10.8     Letter of Agreement for Franchise Program Assistance

10.9     Service Agreement with Buyside Partners LLC

21       Subsidiaries of Humitech(TM) International Group, Inc.

23.1     Consent of Independent Auditors, Turner, Stone & Company, L.L.P.

23.2     Consent of Weed & Co. L.L.P.

99       Section 78.7502 of the Nevada Revised Statutes

ITEM 28. UNDERTAKINGS.

Humitech(TM) undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to the information provided.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advise that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Addison, State of Texas, on May 15, 2002.

                                          Humitech(TM) International Group, Inc.

                                          By: /s/ Michael R. Davis
                                             ------------------------------
                                             Name: Michael R. Davis
                                             Title: Chief Financial Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


/s/C.J. Comu            Chairman, Chief Executive Officer
------------            and Director                           May 15, 2002
C.J. Comu


/s/Michael R. Davis     Chief Financial Officer (Principal
-------------------     Accounting Officer) and Director       May 15, 2002
Michael Davis


/s/Pierre Koshakji      Director                               May 15, 2002
------------------
Pierre Koshakji